Exhibit 10.1

EXECUTION

SEPARATION AGREEMENT AND GENERAL RELEASE

SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”), dated as of July 9, 2014 by and between John LaValle, for himself and his heirs, successors and assigns (“Employee” or “Executive”), and Global Eagle Entertainment Inc., a Delaware corporation (the “Company”).

RECITALS

A.           Employee has served as an employee of the Company.

B.           On July 9, 2014 Employee’s employment by the Company ended and Employee has received all wages, salary, commissions and other benefits owed to him by the Company through that date.

C.           The parties desire the full, amicable and final resolution of any and all claims that either party may have or claim to have against the other, on the conditions set forth herein

AGREEMENT

NOW, THEREFORE, each of the parties hereto, intending to be legally bound, agrees as follows:

1.            No Admission of Liability. The parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence, or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence, or wrongdoing by any party. The parties specifically acknowledge and agree that each party denies any liability for any matter released hereunder.

2.            Termination of Benefits. Following the Effective Date, the Company will provide the following termination benefits (collectively, “Termination Benefits”) to Employee:

a)        Employee shall be paid his salary over twelve (12) months following the effective date of this Agreement (as described below). Such severance amounts described above shall be paid to Employee in regular installments for twelve (12) months through the Company’s normal payroll process and on the Company’s normal payroll dates commencing within 30 days following the Effective Date; provided, however, that if such 30-day period begins in a first taxable year and ends in a second taxable year, such severance amounts shall commence no earlier than the first payroll date of the second taxable year.

b)        Employee shall be entitled to the reimbursement of twelve (12) months of health insurance related premiums paid by Employee under COBRA, such amounts to be payable monthly by the Company and based on the current coverage selected by Employee upon satisfactory proof that Employee has purchased said COBRA coverage.

c)        Pursuant to a consulting agreement to be entered into concurrently with this Agreement (the “Consulting Agreement”), Employee shall serve as a consultant to the Company for four months following the Effective Date (defined below), and will be paid a total consulting fee of not less than $150,000 to be paid in four monthly installments of $37,500 during the consulting period. The Company will pay the consulting fee to Employee regardless of how much work the Company requests Employee to perform.

d)        Notwithstanding the terms of Employee’s option grant agreements, 375,000 of Employee’s options under such agreements as of July 1, 2014 shall be immediately vested as of the Effective Date. In addition, Employee shall have until June 30, 2015 to exercise any such vested options. Employee acknowledges that certain of his Incentive Stock Options may be disqualified and treated as Nonqualified Stock Options. If there is a Change of Control, as defined under the Global Eagle Entertainment Inc. 2013 Equity Incentive Plan (as amended), prior to June 30, 2015, Employee shall be vested in the remaining 375,000 of unvested options under his current option agreements. The exercise period of any unvested options vested as a result of such Change of Control shall also expire on June 30, 2015.

3.            Non-competition. In order to preserve and protect the goodwill and value of the Restricted Business (as defined below), Executive hereby agree as follows:

a)        During the period beginning on the execution of this Agreement, and ending on the first (1st) anniversary of such termination (in each case, the “Non-Competition Period”), Executive will not, either directly or indirectly, participate in any Restricted Business. For purposes of this Agreement, (A) the term “Participate” means to have any direct or indirect interest, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchisor, franchisee, creditor, owner or otherwise provided that the term “Participate” shall not include ownership of less than two percent (2%) of a class of stock of a publicly-held corporation which is traded on a national securities exchange or in the over-the-counter market, so long as the Company or such Executive does not have any active participation in the business or management of such entity; and (B) the term “Restricted Business” means any enterprise, business or venture anywhere within the United States of America and/or any other geographic areas in which the Company transacted business within the twelve (12) month period prior to the termination of Executive’s employment, which is active in the provisioning of inflight entertainment content and/or connectivity solutions and services.

b)        During the Non-Competition Period Executive will not, either acting jointly or individually, (A) induce or attempt to induce any employee of the Company or any of its affiliates to leave such entity’s employ or in any way interfere with the relationship between the Company or its affiliates or successors and any of their employees, or (B) induce or attempt to induce any supplier, licensee, licensor, franchisee, customer or other business relation of the Business (“Customer or Business Relation”) to cease doing business with the Company or any of its affiliates or in any way interfere with the relationship between any member of the Company or any such Customer or Business Relation.

c)        The Company would suffer irreparable harm from a breach of any of the covenants or agreements contained in this Section 3(c). In the event of an alleged or threatened breach by Executive of any of the provisions of this Section 3(c), the Company or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages, and the Non-Competition Period described above will be tolled with respect to Executive until such alleged breach or violation is resolved. The Executive agrees that the restrictions in this Section 3(c) are reasonable protections under the circumstances of the payment of the severance amounts set forth herein. If, at the time of enforcement of any of the provisions of this Section 3(c), a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area.

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4.            Resignation from Board. Employee agrees to resign from the Company’s Board of Directors on July 9, 2014.

5.            Release of Claims. In consideration for the promises set forth above, including, without limitation, the Termination Benefits, Employee, for himself and his heirs, successors and assigns, does hereby waive, release, acquit and forever discharge the Company and each of its current, former, and future parent corporations, subsidiaries, affiliates, employee benefit plans, and related entities or corporations, and their past and present officers, directors, stockholders, employees, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns (each a “Released Party”), from any and all claims, actions, charges, complaints, grievances and causes of action (hereinafter collectively referred to as “Claims”), of whatever nature, whether known or unknown, which exist or may exist on Employee’s behalf against each Released Party as of the date of this Agreement, including but not limited to any and all Claims arising out of or relating to the offer of employment to Employee, Employee’s employment with the Company, or the termination of that employment. Employee understands and agree that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including, without limitation, any and all claims under his Executive Employment Agreement (as amended), tort claims, contract claims, fiduciary duty claims, wage claims, bonus claims, commission claims, wrongful termination claims, public policy claims, retaliation claims, statutory claims, California Labor Code claims, personal injury claims, emotional distress claims, invasion of privacy claims, defamation claims, fraud claims, quantum meruit claims, and any and all claims arising under any federal, state or other governmental statute, law, regulation or ordinance covering employment, conditions of employment (including wage and hour laws) and/or discrimination in employment, including but not limited to, all as amended, the United States Constitution, the Constitution of the State of California, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Family and Medical Leave Act, the California Family Rights Act, and the California Fair Employment and Housing Act, including race, color, religious creed, national origin, ancestry, physical or mental disability, medical condition, family care leave, marital status, sex, sexual orientation, age and any harassment or retaliation. Notwithstanding the foregoing, Employee is not hereby releasing the Company from any of the following claims (collectively, the “Excluded Claims”): (a) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which Employee is a party, the charter or bylaws of the Company, or under applicable law; (b) any rights which cannot be waived as a matter of law; or (c) any claims arising from the breach of this Agreement by the Company. In addition, nothing in this Agreement prevents Employee from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that Employee hereby waives any right to any monetary benefits in connection with any such claim, charge or proceeding. Employee hereby represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims Employee has or might have against the Company or its directors, officers, employees, stockholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns.

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6.            Waiver of Unknown Claims. It is further understood and agreed that, as a condition of this Agreement, Employee hereby expressly waives and relinquishes any and all claims, rights or benefits that he may have under California Civil Code Section 1542, which provides as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release which if known by him or her must have materially affected his or her settlement with the debtor.”

Employee expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected, and unanticipated claims, liabilities, and causes of action which he may have against the Company or any other Released Party, as applicable.

7.            Acknowledgement of Waiver of Claims Under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the ADEA and that this Agreement is knowing and voluntary. Employee acknowledges that the consideration given for this Agreement and the general release set forth herein is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this writing that:

a)        Employee should consult with an attorney prior to executing this Agreement; and

b)        Nothing in this Agreement precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

8.            Ownership of Claims. Employee represents and warrants that he is the sole and lawful owner of all rights, title and interest in and to all released matters, claims and demands referred to herein. Employee further represents and warrants that there has been no assignment or other transfer of any interest in any such matters, claims or demands which Employee may have against the Company.

9.            Return of Company Property. Employee agrees that, prior to and as a condition of receiving the benefits set forth in this Agreement, Employee will return all Company property in his possession, custody, or control, although Employee may keep the computer and associated equipment provided to him by the Company. Further, Employee will provide the Company all passwords and passcodes with respect to any Company material stored on any Company property that was in Employee’s possession or control during Employee’s employment with the Company, including access to any online storage repositories utilized in the course of employment, and copies of any Company material stored on any non-Company electronic and/or online storage repositories under the control of Employee, all in the form utilized by Employee during his employment.

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10.          Proprietary Information. Employee acknowledges that, due to the position he has occupied and the responsibilities he had at the Company, he has received confidential information concerning Company’s procedures, customers, sales, prices, contracts, and the like. Employee acknowledges and agrees that he has been bound by, is currently bound by, and will continue to be bound by, the terms of the Employee Statement and Agreements: Confidentiality, Proprietary Information and Invention Agreement attached hereto as Exhibit A (the “Employee Confidentiality Agreement”).

11.          Non-Disparagement. Employee and the Company agree that they will not in any way, either directly or indirectly, disparage each other or any other Released Party (or any of their respective employees, officers, directors, or agents), including, without limitation, by conduct or communication; provided, that they may respond accurately and fully to any question, inquiry or request for information when required by legal process. In addition, during the period in which Company is making payments to Employee pursuant to the Termination Benefits, Employee shall not divert or attempt to divert from Company (or any affiliate of it that might be formed) any business of any kind in which Company is engaged including, without limitation, the solicitation of or interference with any of its customers, clients or vendors.

12.          Confidentiality. Employee understands and agrees that this Agreement, and the matters discussed in connection with the negotiation of the terms of this Agreement, are entirely confidential. It is therefore expressly understood and agreed by Employee that he will not reveal, discuss, publish or in any way communicate any of the terms, amount or fact of this Agreement to any person, organization or other entity, except to his immediate family members and professional representatives, all of whom shall be informed of and agree to be bound by this confidentiality clause (unless already bound by an equivalent obligation of confidentiality) before any such disclosure.

13.          Termination of Prior Contracts. Except for the Consulting Agreement and agreements related to confidentiality, including, without limitation, the Employee Confidentiality Agreement, this Agreement supersedes and replaces all other previous agreements between Employee and the Company (collectively, “Prior Agreements”), whether express or implied, oral or written. All Prior Agreements are terminated, and no party to them has any continuing rights or obligations under any such agreement.

14.          Voluntary Execution. Employee hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion. Employee further acknowledges that he has been advised by the Company to obtain independent legal advice regarding the matters contained in this Agreement. Employee further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

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15.          Severability. Employee agrees that if any provision of the release given by him under this Agreement is found to be unenforceable or illegal, such finding will not affect the enforceability of the remaining provisions and that the courts may enforce all such remaining provisions to the extent permitted by law.

16.          Successors and Assigns. It is expressly understood and agreed by Employee that this Agreement and all of its terms shall be binding upon the parties’ respective representatives, heirs, executors, administrators, successors and assigns, and inures to the benefit of each of the Company’s current, former, and future corporate parents, subsidiaries, related entities, affiliates, employee benefit plans, and related entities or corporations and their past and present officers, directors, stockholders, creditors, fiduciaries, agents, employees, partners, attorneys, representatives, promoters, heirs, predecessors, successors, and assigns.

17.          Integration. This Agreement (including the Recitals hereto) constitutes a single, integrated, written contract, expressing the entire agreement between the parties. In this regard, Employee represents and warrants that he is not relying on any promises or representations which do not appear written herein. Employee acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made the Company or anyone acting on behalf of the Company, other than those contained within this Agreement. The parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect. Employee and Company further understand and agree that the Agreement can be amended or modified only by a written agreement, signed by all of the parties hereto.

18.          Cooperation in Litigation. Employee agrees that he will be reasonably available and provide the Company with reasonable assistance and cooperation with respect to the prosecution or defense of any pending or future lawsuits, arbitrations, and other proceedings or claims involving the Company (collectively, “Company Litigation”). Employee also agrees to make himself available to the Company on reasonable notice and without the need for issuance of any subpoena or similar process to testify in any Company Litigation. Employee will not provide any information related to any Company Litigation or potential Company Litigation to any non-Company representative without the prior written consent of the Company, unless he is required to do so by appropriate legal procedures. If the sworn testimony of Employee is required by legal process in any Company Litigation, Employee shall confine his testimony to items about which he has knowledge, rather than speculation or opinion testimony, unless otherwise directed by appropriate legal process. The parties hereto agree that the provisions of this paragraph are not applicable to any proceeding involving any alleged breach of this Agreement.

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19.          Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”) and shall be interpreted and construed consistently with such intent. The payments to Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, under either the separation pay exemption pursuant to Treasury Regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4), and for this purpose each payment shall constitute a “separately identified” amount within the meaning of Treasury Regulation §1.409A-2(b)(2). If Employee is a “specified employee” as defined in Section 409A of the Code, any portion of the amounts payable under this Agreement as a result of Employee’s termination of employment that are not eligible for any of the exceptions to the application of Section 409A of the Code (such as the severance pay exception or the short-term deferral exception), shall not be paid to Employee until the earlier of (i) the expiration of the six (6)-month period measured from the date of Employee’s “separation from service” or (ii) Employee’s death. To the extent that any reimbursements payable to Employee pursuant to this Agreement are subject to Section 409A of the Code, any reimbursements otherwise payable to Employee shall be paid no later than December 31st of the calendar year following the year in which related expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit. Notwithstanding anything in this Agreement to the contrary, in the event that any amounts payable (or benefits provided) under this Agreement are subject to the provisions of Section 409A of the Code, to the extent determined necessary, the parties agree to amend this Agreement in the least restrictive manner necessary to avoid imposition of any additional tax or income recognition on Employee under Section 409A of the Code, the final Treasury Regulations and other Internal Revenue Service guidance thereunder (“409A Penalties”); provided, that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. In addition, to the extent necessary to comply with Section 409A of the Code, references to termination of employment (and similar phrases) in this Agreement shall be interpreted in a manner that is consistent with the term “separation from service” under Section 409A(a)(2)(A)(i) of the Code and final Treasury Regulations and other Internal Revenue Service guidance thereunder.

20.          Effective Date. Employee acknowledges that he has been given twenty-one (21) days to consider this Agreement. If Employee elects to sign this Agreement before that time period expires, Employee will do so knowingly and voluntarily. Employee understands that he has up to seven (7) days after executing and delivering this Agreement (the “Seven Day Period”) to rescind this agreement by notifying Michael Pigott at the Company, by facsimile: (818) 706-9431, of this fact in writing within the Seven Day Period. The “Effective Date” of this Agreement will be the day following the Seven Day Period if no revocation has been received during the Seven Day Period.

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IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release on the date first written above.

John LaValle

By:	/s/ John LaValle

Address:
1171 Westbend Road

Westlake Village, CA 91362

Global Eagle Entertainment Inc.

By:	/s/ Jay Itzkowitz

Name:	Jay Itzkowitz

Title:	SVP + General Counsel, Secretary

Address:
4553 Glencoe Avenue, Suite 300
Marina Del Rey, CA 90292

[Signature Page to Separation Agreement and General Release]

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Exhibit A

Employee Confidentiality Agreement

See attached.